Exhibit 99a


FOR IMMEDIATE RELEASE


CONTACTS:National Grid USA                      National Grid Group (U.K.)

                     Media:                             Media:
                     Karen Berardino                    Sue Pemberton
                     (978) 725-1240                     011-44-207-282-2842

                     Investors:                         Investors:
                     Bob Seega                          Jill Sherratt
                     (508) 389-2178                     011-44-207-620-9191




EASTERN UTILITIES ASSOCIATES MERGES WITH NATIONAL GRID
Parent companies close deal; Massachusetts Electric and Narragansett Electric begin serving EUA customers May 1

WESTBOROUGH, Mass., April 19, 2000 - National Grid USA (formerly New England Electric System, or NEES) completed its merger with Eastern Utilities Associates (EUA) today, according to Rick Sergel, president and chief executive officer of National Grid USA. The final sale price for the merger, which was announced on February 1, 1999, was $642 million, while the final price of EUA shares was $31.459 per share. There will be a special dividend paid to EUA shareholders as of the merger closing date of $0.2835 per share.

"This is an exciting day for EUA customers and shareholders alike," said Sergel. "With this closing, we can move on with the business of providing savings and long-term benefits to all of our customers, and shareholders can be rewarded for their loyalty over the years."

On May 1, EUA's local electric companies will merge into those of National Grid USA. Eastern Edison, serving the greater Brockton and Fall River areas of Massachusetts, will become part of Massachusetts Electric, to serve 1.2 million customers. Blackstone Valley Electric Company and Newport Electric Corporation will merge into Rhode Island's Narragansett Electric Company, to serve 560,400 customers.

Massachusetts and Rhode Island regulators have approved new rate plans for the company's 1.7 million distribution customers in both states, which are scheduled to take effect on May 1. The new rate plans call for an immediate reduction in distribution rates, a five-year distribution rate freeze, and implementation of performance standards for service reliability and customer satisfaction.

National Grid USA's subsidiaries are engaged in the transmission and distribution of electricity, the marketing of energy commodities and services, and the construction and leasing of telecommunications infrastructure.
The National Grid Group plc (LSE, NYSE:NGG), parent company of National Grid USA, builds, owns and operates electricity and telecommunications networks around the world, focusing on liberalizing markets. The world's largest independent electricity transmission company, National Grid Group operates in England, Wales, Argentina, Zambia, and the U.S.

The company has a growing portfolio of telecommunications businesses that includes a minority stake in U.K. company Energis, which National Grid Group created; operations in Brazil and now the U.S.; and a joint venture being developed in Poland.